UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2006

 SECURAC CORP.
 (Exact name of registrant as specified in its charter)

Nevada	033-07456-LA	88-0210214
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

Suite 100, 301 - 14th Street NW, Calgary, Alberta Canada	T2N 2A1
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  403-225-0403

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -	Registrant’s Business and Operations

Item. 1.01	Entry into a Material Definitive Agreement.

We entered into a letter agreement dated August 18, 2006 with Dutchess Private Equities Fund II, L.P. (the "Lender"), whereby the Lender agreed to settle all amounts owing to it under its convertible debentures and related transaction documents in exchange for a reduced cash payment and shares of our common stock(the "Payoff and Settlement Letter"). The executed Payoff and Settlement Letter was delivered to us by the Lender on August 23, 2006.

Pursuant to the terms of the Payoff and Settlement Letter, the Company will be released of all claims by the Lender under the convertible debentures and related transaction documents upon (i) payment to the Lender of USD$441,344.14 as outstanding principal, interest and redemption premium, plus interest payable from the date of the Payoff and Settlement Letter until payment in the daily amount of USD$117.00 (ii) release by the Company to the Lender of 909,090 shares of Company common stock held since the issuance of the convertible debentures in escrow to ensure availability of shares on conversion of the debentures and (iii) transfer by existing stockholders of an aggregate of 1,000,000 shares of Company common stock pledged at the time of issuance of the convertible debentures to secure the Company’s obligations thereunder. Our ability to fund the settlement amount is dependent on our ability to secure independent financing, which we are actively pursuing but which may not occur. As an additional term of the settlement, the exercise price of the warrant to purchase 181,819 shares of our common stock held by the Lender will be repriced to equal the closing bid price on the business day preceding the closing date. The Company shall be relieved of any and all registration obligations with respect to the Warrant Agreement and, in lieu thereof, the Lender shall be entitled to piggyback registration rights for the underlying shares with respect to the next registration statement filed by the Company.

The equity line established by Dutchess Private Equities Funds, LP remains unchanged and is generally terminable by the Company at any time provided there is no outstanding balance under the convertible debentures.

Section 9 -	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Payoff and Settlement Letter

SIGNATURE

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Securac Corp.

By:	/s/ Paul James Hookham
Paul James Hookham Chief Financial Officer, Treasurer and Secretary

Dated: September 11, 2006